News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
PublicStorage.com

For Release	Immediately
Date	May 3, 2022
Contact	Ryan Burke
(818) 244-8080, Ext. 1141
Public Storage Reports Results for the Three Months Ended March 31, 2022
GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the three months ended March 31, 2022.
“Public Storage’s operating strength was pronounced with revenue growth accelerating during the first quarter as we served the needs of over 1.8 million customers,” said Joe Russell, President and Chief Executive Officer. “The Public Storage team continues to deliver exceptional performance utilizing our industry-leading platform, including first-mover technologies and multi-factor external growth, and balance sheet strength.”
Highlights for the Three Months Ended March 31, 2022
•Reported net income allocable to common shareholders of $2.63 per diluted share.
•Reported core FFO allocable to common shareholders (“Core FFO”) of $3.65 per diluted share, an increase of 29.4% relative to the same period in 2021.

•Increased Same Store (as defined below) direct net operating income by 19.3%, resulting from a 15.8% increase in Same Store revenues.

•Achieved 78.8% Same Store direct net operating income margin, an increase of 3.0% relative to the same period in 2021.

•Acquired ten self-storage facilities with 0.8 million net rentable square feet for $127.7 million. Subsequent to March 31, 2022, we acquired or were under contract to acquire eleven self-storage facilities with 0.9 million net rentable square feet, for $147.2 million.

•Completed various expansion projects with 0.1 million net rentable square feet costing $19.4 million. At March 31, 2022, we had various facilities in development and expansion with 4.8 million net rentable square feet estimated to cost $833.8 million.

•Raised $250 million in a public offering of our preferred shares.

Operating Results for the Three Months Ended March 31, 2022

For the three months ended March 31, 2022, net income allocable to our common shareholders was $464.1 million or $2.63 per diluted common share, compared to $385.8 million or $2.21 per diluted common share in 2021, representing an increase of $78.3 million or $0.42 per diluted common share. The increase is due primarily to (i) a $167.3 million increase in self-storage net operating income and (ii) our $23.6 million equity share of gains on sale of real estate recorded by PS Business Parks, Inc. ("PSB") in 2022, partially offset by (iii) a $75.3 million increase in depreciation and amortization expense, (iv) a $17.9 million increase in interest expense, (v) a $10.0 million decrease in foreign currency exchange gains associated with our Euro denominated notes payable, and (vi) a $9.4 million gain on sale of real estate recognized in the three months ended March 31, 2021.
The $167.3 million increase in self-storage net operating income in the three months ended March 31, 2022 as compared to the same period in 2021 is a result of a $95.6 million increase in our Same Store Facilities and a $71.7 million increase in our Non-Same Store Facilities (as defined below). Revenues for the Same Store Facilities increased 15.8% or $102.1 million in the three months ended March 31, 2022 as compared to 2021, due primarily to higher realized annual rent per available square foot. Cost of operations for the Same Store Facilities increased by 3.6% or $6.5 million in the three months ended March 31, 2022 as compared to 2021, due primarily to (i) a 4.8% ($3.2 million) increase in property tax expense, (ii) a 19.0% ($2.5 million) increase in repairs and maintenance expense, and (iii) a 17.5% ($2.3 million) increase in centralized management costs, partially offset by (iv) a 23.1% ($3.4 million) decrease in marketing expenses. The increase in net operating income of $71.7 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2021 and the fill-up of recently developed and expanded facilities.
Funds from Operations
For the three months ended March 31, 2022, funds from operations (“FFO”) was $3.83 per diluted common share as compared to $3.08 in the same period in 2021, representing an increase of 24.4%. FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation and amortization expense, gains and losses and impairment charges with respect to real estate assets. A reconciliation of GAAP diluted net income per share to FFO per share, and additional descriptive information regarding this non-GAAP measure, is attached.
We also present “Core FFO” and “Core FFO per share,” non-GAAP measures that represent FFO and FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, our equity share of the impact of severance of senior executive and casualties from our equity investees. We review Core FFO and Core FFO per share to evaluate our ongoing operating performance, and we believe they are used by investors and REIT analysts in a similar manner. However, Core FFO and Core FFO per share are not substitutes for net income and net income per share. Because other REITs may not compute Core FFO or Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such measures, Core FFO and Core FFO per share may not be comparable among REITs.
The following table reconciles FFO per share to Core FFO per share and FFO to Core FFO, respectively (unaudited):

	Three Months Ended March 31,
	2022	2021	Percentage Change

	(Amounts in thousands, except per share data)
Reconciliation of FFO per Share to Core FFO per Share:
FFO per share	$3.83	$3.08	24.4%
Eliminate the per share impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange gain	(0.20)	(0.26)
Other items	0.02	—
Core FFO per share	$3.65	$2.82	29.4%

Reconciliation of FFO to Core FFO:
FFO allocable to common shares	$676,204	$539,254	25.4%
Eliminate the impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange gain	(35,377)	(45,385)
Other items	2,547	(349)
Core FFO allocable to common shares	$643,374	$493,520	30.4%
Diluted weighted average common shares	176,336	174,840
Core FFO per share	$3.65	$2.82	29.4%

Property Operations – Same Store Facilities
The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2020. The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2020, 2021, and 2022 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store information is used by investors and analysts in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as we do, may not use the same terminology, or may not present such a measure, Same Store Facilities may not be comparable among REITs. The following table summarizes the historical operating results of these 2,282 facilities (149.5 million net rentable square feet) that represent approximately 75% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at March 31, 2022 (unaudited):

	Three Months Ended March 31,
	2022	2021	Percentage Change

	(Dollar amounts in thousands, except for per square foot data)
Revenues (a):
Rental income	$725,433	$627,153	15.7%
Late charges and administrative fees	23,837	20,047	18.9%
Total revenues	749,270	647,200	15.8%

Direct cost of operations (a):
Property taxes	70,004	66,782	4.8%
On-site property manager payroll	30,700	28,744	6.8%
Repairs and maintenance (f)	15,490	13,021	19.0%
Utilities	11,446	10,796	6.0%
Marketing	11,240	14,610	(23.1)%
Other direct property costs	20,066	18,364	9.3%
Total direct cost of operations	158,946	152,317	4.4%
Direct net operating income (b)	590,324	494,883	19.3%
Indirect cost of operations (a):
Supervisory payroll	(9,567)	(10,330)	(7.4)%
Centralized management costs	(15,557)	(13,237)	17.5%
Share-based compensation	(3,859)	(5,535)	(30.3)%
Net operating income (c)	$561,341	$465,781	20.5%

Gross margin (before indirect costs, depreciation and amortization expense)	78.8%	76.5%	3.0%

Gross margin (before depreciation and amortization expense)	74.9%	72.0%	4.0%

Weighted average for the period:
Square foot occupancy	95.6%	95.6%	—%
Realized annual rental income per (d):
Occupied square foot	$20.29	$17.54	15.7%
Available square foot	$19.40	$16.78	15.6%
At March 31:
Square foot occupancy	95.1%	95.9%	(0.8)%
Annual contract rent per occupied square foot (e)	$20.84	$17.97	16.0%

(a)Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)Direct net operating income (“Direct NOI”), a subtotal within NOI, is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs, and share-based compensation in addition to depreciation and amortization expense. We utilize direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors.
(c)See attached reconciliation of self-storage NOI to net income.
(d)Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period. Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period. These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue. Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins. In addition, the rates charged for late charges and administrative fees can vary independently from rental rates. These measures take into consideration promotional discounts, which reduce rental income.
(e)Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.  Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.
(f)Repairs and maintenance expense includes snow removal costs totaling $3.3 million and $2.0 million in the three months ended March 31, 2022 and 2021, respectively.
Property Operations – Non-Same Store Facilities

In addition to the 2,282 Same Store Facilities, we have 515 facilities that were not stabilized with respect to occupancies, revenues, or cost of operations since January 1, 2020 or that we did not own as of January 1, 2020, including 304 facilities that were acquired, 54 newly developed facilities, 91 facilities that have been expanded or are targeted for expansion, and 66 facilities that are unstabilized because they are under fill-up or were damaged in casualty events (collectively, the “Non-Same Store Facilities”). Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Analysis of Net Income - Self-Storage Operations” in our March 31, 2022 Form 10-Q.
Investing and Capital Activities
During the three months ended March 31, 2022, we acquired ten self-storage facilities (three in Texas and one each in Arizona, Indiana, Maryland, Minnesota, North Carolina, Nevada, and Pennsylvania) with 0.8 million net rentable square feet for $127.7 million.
Subsequent to March 31, 2022, we acquired or were under contract to acquire eleven self-storage facilities across nine states with 0.9 million net rentable square feet, for $147.2 million.
During 2021, we acquired a portfolio of 48 properties (4.1 million net rentable square feet) operated under the brand name of ezStorage for $1.8 billion, which includes 47 self-storage facilities and a property that is under construction. These facilities generated revenues of $24.0 million, NOI of $18.6 million (including Direct NOI of $19.4 million), and average square footage occupancy of 88.0% for the three months ended March 31, 2022.
During 2021, we acquired a portfolio of 56 properties (7.5 million net rentable square feet) operated under the brand name of All Storage for $1.5 billion, with 55 properties closed in the fourth quarter of 2021 and one property closed in February 2022. These facilities generated revenues of $16.8 million, NOI of $10.5 million (including Direct NOI of $11.2 million), and average square footage occupancy of 77.3% for the three months ended March 31, 2022.
During the three months ended March 31, 2022, we completed various expansion projects (0.1 million net rentable square feet) costing $19.4 million. At March 31, 2022, we had various facilities in development (2.2 million net rentable square feet) estimated to cost $406.1 million and various expansion projects (2.6 million net rentable square feet) estimated to cost $427.7 million. Our aggregate 4.8 million net rentable square foot pipeline of development and expansion facilities includes 1.2 million in California, 0.6 million in Florida, 0.5 million in Texas, 0.4 million in Maryland, 0.3 million each in New Jersey and Washington, 0.2 million each in Hawaii, Michigan, Nevada and New York, and 0.7 million in other states. The remaining $496.2 million of development costs for these projects is expected to be incurred primarily in the next 18 to 24 months.

On January 13, 2022, we issued our 4.100% Series S Preferred Shares for gross proceeds of $250.0 million.
On April 24, 2022, PSB entered into an Agreement and Plan of Merger (the "Merger Agreement") whereby affiliates of Blackstone Real Estate ("Blackstone") will acquire all outstanding shares of PSB's common stock for $187.50 per share in cash. Subject to the terms and conditions set forth in the Merger Agreement, each share of PSB common stock and each common unit of partnership interest will be converted into the right to receive an amount in cash equal to $187.50, without interest. If the transaction is consummated, we expect to (i) receive approximately $2.7 billion of cash proceeds in exchange for the approximate 41% common equity interest we hold in PSB, (ii) recognize an approximate $2.2 billion gain on the sale of our equity investment in PSB in the Consolidated Statement of Income, and (iii) distribute a $2.3 billion estimated tax gain on the sale to our common shareholders. The merger transaction is expected to close in the third quarter of 2022, however, the merger transaction is subject to customary closing conditions, including approval by PSB’s common stockholders. Pursuant to a support agreement entered into with PSB and Blackstone, we have committed to vote our equity interests in favor of the transaction, subject to certain conditions. Following consummation of the transaction, our future operating results will no longer reflect contributions from our investment in PSB. For the three months ended March 31, 2022 and 2021, our share of earnings from PSB contributed $25.5 million and $24.2 million, respectively, to Core FFO.
Distributions Declared
On April 28, 2022, our Board of Trustees declared a regular common quarterly dividend of $2.00 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on June 30, 2022 to shareholders of record as of June 15, 2022.
Outlook for the Year Ending December 31, 2022
The following table outlines the Company’s Core FFO per share estimate and certain underlying assumptions for the year ending December 31, 2022, excluding estimates for the impact of the potential sale of our investment in PSB pursuant to PSB's merger agreement with Blackstone:

	Guidance Ranges for 2022
	Low	High
	(Amounts in thousands, except per share data)
Same Store:
Revenue growth	12.00%	15.00%
Expense growth	6.00%	8.00%
Net operating income growth	13.40%	18.00%

Acquisitions	$1,000,000
Development openings	$250,000
Non-Same Store net operating income	$430,000	$470,000
Ancillary net operating income	$150,000	$155,000
General and administrative expense	$105,000	$111,000
Interest expense	$152,000	$160,000
Preferred dividends	$195,000
Capital expenditures	$300,000

Core FFO per share	$14.75	$15.65

Incremental Non-Same Store NOI to stabilization (2023 and beyond)	$180,000
Forward-looking Core FFO per share measures exclude estimates for the impact of (i) potential sale of our investment in PSB pursuant to PSB's merger agreement with Blackstone, (ii) foreign currency exchange gains and losses, (iii) charges related to the redemption of preferred securities, and (iv) certain other significant non-cash and/or nonrecurring income or expense items such as loss contingency accruals, casualties, transactional due diligence, and advisory costs. Public Storage is unable to provide a reconciliation of Core FFO per share guidance measures to corresponding U.S. GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability of most of the foregoing items that have been excluded. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future U.S. GAAP results.

First Quarter Conference Call
A conference call is scheduled for May 4, 2022 at 9:00 a.m. (PDT) to discuss the first quarter earnings results.  The domestic dial-in number is (888) 632-3382, and the international dial-in number is (785) 424-1250 (conference ID number for either domestic or international is PSAQ122). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through May 11, 2022 by calling (800) 938-1594 (domestic), (402) 220-1543 (international) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”
About Public Storage
Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. At March 31, 2022, we had: (i) interests in 2,797 self-storage facilities located in 39 states with approximately 199 million net rentable square feet in the United States, (ii) an approximate 35% common equity interest in Shurgard Self-Storage SA (Euronext Brussels:SHUR), which owned 254 self-storage facilities located in seven Western European nations with approximately 14 million net rentable square feet operated under the Shurgard® brand, and (iii) an approximate 41% common equity interest in PS Business Parks, Inc. (NYSE:PSB), which owned and operated approximately 27 million rentable square feet of commercial space at March 31, 2022. Our headquarters are located in Glendale, California.
This press release, our Form 10-Q for the first quarter of 2022, a financial supplement, and additional information about Public Storage are available on our website, www.publicstorage.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements relating to our 2022 outlook and all underlying assumptions, our expected acquisition, disposition, development and redevelopment activity, supply and demand for our self-storage facilities, the consummation of PSB’s recently announced merger transaction and the related consequences to the Company, information relating to operating trends in our markets, expectations regarding operating expenses, including property tax changes, our strategic priorities, expectations with respect to financing activities, rental rates, cap rates and yields, leasing expectations, our credit ratings, and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to, the risk that the PSB merger will not be consummated on the existing terms or at all, and those factors and risks described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2022 and in our other filings with the SEC. These include changes in demand for our facilities, impacts of natural disasters, adverse changes in laws and regulations including governing property tax, evictions, rental rates, minimum wage levels and insurance, adverse economic effects from the COVID-19 pandemic, international military conflicts, or similar events impacting public health and/or economic activity, increases in the costs of our primary customer acquisition channels, unfavorable foreign currency rate fluctuations, changes in federal or state tax laws related to the taxation of REITs, and security breaches, including ransomware, or a failure of our networks, systems or technology.

PUBLIC STORAGE
SELECTED CONSOLIDATED INCOME STATEMENT DATA
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021

Revenues:
Self-storage facilities	$917,015	$716,347
Ancillary operations	56,430	50,915
	973,445	767,262

Expenses:
Self-storage cost of operations	245,494	212,105
Ancillary cost of operations	15,515	16,318
Depreciation and amortization	222,128	146,859
General and administrative	23,069	19,574
Interest expense	33,124	15,250
	539,330	410,106

Other increases to net income:
Interest and other income	3,379	2,852
Equity in earnings of unconsolidated real estate entities	43,424	19,456
Foreign currency exchange gain	35,377	45,385
Gain on sale of real estate	—	9,413
Net income	516,295	434,262
Allocation to noncontrolling interests	(2,352)	(1,226)
Net income allocable to Public Storage shareholders	513,943	433,036
Allocation of net income to:
Preferred shareholders – distributions	(48,365)	(46,080)
Restricted share units	(1,454)	(1,146)
Net income allocable to common shareholders	$464,124	$385,810

Per common share:
Net income per common share – Basic	$2.65	$2.21
Net income per common share – Diluted	$2.63	$2.21
Weighted average common shares – Basic	175,170	174,611
Weighted average common shares – Diluted	176,336	174,840

PUBLIC STORAGE
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands, except share and per share data)

	March 31, 2022	December 31, 2021
ASSETS	(Unaudited)

Cash and equivalents	$940,524	$734,599
Real estate facilities, at cost:
Land	5,156,795	5,134,060
Buildings	17,886,912	17,673,773
	23,043,707	22,807,833
Accumulated depreciation	(7,958,536)	(7,773,308)
	15,085,171	15,034,525
Construction in process	337,552	272,471
	15,422,723	15,306,996

Investments in unconsolidated real estate entities	850,649	828,763
Goodwill and other intangible assets, net	271,127	302,894
Other assets	213,758	207,656
Total assets	$17,698,781	$17,380,908

LIABILITIES AND EQUITY

Notes payable	$7,441,723	$7,475,279
Accrued and other liabilities	453,971	482,091
Total liabilities	7,895,694	7,957,370

Redeemable noncontrolling interests	83,826	68,249

Equity:
Public Storage shareholders’ equity:
Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 174,000 shares issued (in series) and outstanding, (164,000 at December 31, 2021) at liquidation preference	4,350,000	4,100,000
Common Shares, $0.10 par value, 650,000,000 shares authorized, 175,212,439 shares issued and outstanding (175,134,455 shares at December 31, 2021)	17,521	17,513
Paid-in capital	5,827,674	5,821,667
Accumulated deficit	(436,101)	(550,416)
Accumulated other comprehensive loss	(60,382)	(53,587)
Total Public Storage shareholders’ equity	9,698,712	9,335,177
Noncontrolling interests	20,549	20,112
Total equity	9,719,261	9,355,289
Total liabilities, redeemable noncontrolling interests and equity	$17,698,781	$17,380,908

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution
(Unaudited – amounts in thousands except per share data)

	Three Months Ended March 31,
	2022	2021

Computation of FFO per Share:
Net income allocable to common shareholders	$464,124	$385,810
Eliminate items excluded from FFO:
Depreciation and amortization	220,795	145,869
Depreciation from unconsolidated real estate investments	18,037	17,933
Depreciation allocated to noncontrolling interests and restricted share unitholders	(1,657)	(971)
Gains on sale of real estate investments, including our equity share from investments	(25,095)	(9,387)
FFO allocable to common shares (a)	$676,204	$539,254
Diluted weighted average common shares	176,336	174,840
FFO per share (a)	$3.83	$3.08
Reconciliation of Diluted Earnings per Share to FFO per Share:
Diluted earnings per share	$2.63	$2.21
Eliminate amounts per share excluded from FFO:
Depreciation and amortization	1.35	0.93
Gains on sale of real estate investments, including our equity share from investments	(0.15)	(0.06)
FFO per share (a)	$3.83	$3.08
Computation of Funds Available for Distribution (“FAD”):
FFO allocable to common shares	$676,204	$539,254
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	3,354	7,123
Foreign currency exchange gain	(35,377)	(45,385)
Less: Capital expenditures to maintain real estate facilities	(91,344)	(35,793)
FAD (a)	$552,837	$465,199
Distributions paid to common shareholders and restricted share units	$351,263	$350,096
Distribution payout ratio	63.5%	75.3%
Distributions per common share	$2.00	$2.00

(a)FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and, along with the non-GAAP measure FAD, are considered helpful measures of REIT performance by REITs and many REIT analysts. FFO represents GAAP net income before depreciation and amortization, real estate gains or losses and impairment charges, which are excluded because they are based upon historical costs and assume that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures. We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment and common distributions. We believe investors and analysts utilize FAD in a similar manner. FFO and FFO per share are not a substitute for net income or earnings per share. FFO and FAD are not substitutes for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to Net Income
(Unaudited – amounts in thousands)

	Three Months Ended March 31,
	2022	2021

Self-storage revenues for:
Same Store Facilities	$749,270	$647,200
Acquired facilities	86,371	11,123
Newly developed and expanded facilities	60,076	41,477
Other non-same store facilities	21,298	16,547
Self-storage revenues	917,015	716,347

Self-storage cost of operations for:
Same Store Facilities	187,929	181,419
Acquired facilities	31,031	7,177
Newly developed and expanded facilities	19,417	17,335
Other non-same store facilities	7,117	6,174
Self-storage cost of operations	245,494	212,105

Self-storage NOI for:
Same Store Facilities	561,341	465,781
Acquired facilities	55,340	3,946
Newly developed and expanded facilities	40,659	24,142
Other non-same store facilities	14,181	10,373
Self-storage NOI (a)	671,521	504,242
Ancillary revenues	56,430	50,915
Ancillary cost of operations	(15,515)	(16,318)
Depreciation and amortization	(222,128)	(146,859)
General and administrative expense	(23,069)	(19,574)
Interest and other income	3,379	2,852
Interest expense	(33,124)	(15,250)
Equity in earnings of unconsolidated real estate entities	43,424	19,456
Gain on sale of real estate	—	9,413
Foreign currency exchange gain	35,377	45,385
Net income on our income statement	$516,295	$434,262

(a)Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. We utilize NOI in determining current property values, evaluating property performance, and in evaluating operating trends. We believe that investors and analysts utilize NOI in a similar manner. NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results. This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.